Exhibit 99.1

Investor Relations Contact: Public Relations Contact:

Michelle Levine	Susan Ursch
Tel: 408-936-2775 mlevine@juniper.net	Tel: 978-589-0124 sursch@juniper.net

Juniper Networks Receives Anticipated Letter From Nasdaq

Sunnyvale, California—August 15, 2006—Juniper Networks, Inc. (Nasdaq: JNPR), announced that, as anticipated, on August 14, 2006 it received a Nasdaq Staff Determination letter indicating that the Company is not currently in compliance with Nasdaq’s listing requirements as set forth in Marketplace Rule 4310(c)(14) due to the delayed filing of the Company’s Form 10-Q for the quarter ended June 30, 2006. The Company will initiate the appeal process by requesting a hearing before the Nasdaq Listing Qualifications Panel in response to the letter. Pending a decision by the panel, Juniper shares will remain listed on the Nasdaq Stock Market.

About Juniper Networks, Inc.

Juniper Networks is the leader in enabling secure and assured communications over a single IP network. The company’s purpose-built, high performance IP platforms enable customers to support many different services and applications at scale. Service providers, enterprises, governments and research and education institutions worldwide rely on Juniper Networks to deliver products for building networks that are tailored to the specific needs of their users, services and applications. Juniper Networks’ portfolio of proven networking and security solutions supports the complex scale, security and performance requirements of the world’s most demanding networks. Additional information can be found at www.juniper.net.

Juniper Networks and the Juniper Networks logo are registered trademarks of Juniper Networks, Inc. in the United States and other countries.